Exhibit 5.1

March 24, 2010

World Heart Corporation

4750 Wiley Post Way

Suite 120

Salt Lake City, UT 84116

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by World Heart Corporation, a Delaware corporation (the “Company”), of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 700,000 shares (the “EIP Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Company’s 2006 Equity Incentive Plan (the “2006 EIP”).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company’s Certificate of Domestication (the “Certificate of Domestication”), the Company’s Certificate of Incorporation (the “Certificate of Incorporation,” and together with the Certificate of Domestication, the “Delaware Filings”), the Company’s Bylaws, as currently in effect, the 2006 EIP, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents.

The sale and issuance of the EIP Shares in accordance with the 2006 EIP was originally authorized by World Heart Corporation, a corporation incorporated and existing under the federal jurisdiction of Canada (“World Heart Canada”), which on January 1, 2010 domesticated to Delaware pursuant to the procedures set forth in Section 388 of the General Corporation Law of the State of Delaware (the “Delaware Domestication”).  In rendering this opinion, we have assumed that (1) World Heart Canada had full corporate power and authority to adopt the 2006 EIP, (2) the sale and issuance of the EIP Shares in accordance with the 2006 EIP was validly authorized by all necessary corporate action of World Heart Canada as required pursuant to the Canada Business Corporations Act (the “CBCA”) and other applicable laws of Canada, (3) all necessary action had been taken under the CBCA and other applicable laws of Canada to authorize the sale and issuance of the EIP Shares in accordance with the 2006 EIP and (4)  World Heart Canada and the Company have filed all notices, reports, documents or other information required to be filed by them pursuant to, and obtained any and all authorizations, approvals, orders, consents, licenses, certificates, permits, registrations or qualifications required to be obtained under, and otherwise complied with all requirements of, the CBCA and other applicable laws of Canada in connection with the sale and issuance of the EIP Shares in accordance with the 2006 EIP.  We have also assumed that (1) immediately prior to the effective time of the Delaware Filings, World Heart Canada was a duly incorporated and validly existing corporation of Canada in good standing under the laws thereof, (2) World Heart Canada had full corporate power and authority to domesticate to Delaware pursuant to the procedures set forth in Section 388 of the General Corporation Law of the State of Delaware, (3) the Delaware Domestication was validly authorized by all necessary corporate action of

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World Heart Canada as required pursuant to the CBCA and other applicable laws of Canada, (4) all necessary action had been taken under the CBCA and other applicable laws of Canada to authorize the Delaware Domestication, and (5) World Heart Canada and the Company have filed all notices, reports, documents or other information required to be filed by them pursuant to, and have obtained any and all authorizations, approvals, orders, consents, licenses, certificates, permits, registrations or qualifications required to be obtained under, and have otherwise complied with all requirements of, the CBCA and other applicable laws of Canada in connection with the consummation of the Delaware Domestication.  We have not made any separate investigation of the laws of Canada and no opinion is expressed herein with respect thereto.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.  Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the EIP Shares that may be sold and issued following the Delaware Domestication have been duly authorized and, when sold and issued in accordance with the 2006 EIP and the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward Kronish LLP

By:	/s/ Mark Weeks
Mark Weeks